LONG-TERM INCENTIVE PLAN
(Effective on May 16, 2019)

1.    Purpose. The purpose of the Gentex Corporation Long-Term Incentive Plan ("LTIP") is to further emphasize performance-based compensation over a long-term period of time to provide the executive officers, other officers, and/or certain other key employees of the Corporation with such incentives concerning corporate and individual performance that enhance the alignment between such key employees and shareholders. The LTIP is adopted pursuant to the Corporation's 2019 Omnibus Incentive Plan.

2.    Definitions. The terms used herein, but not otherwise defined in this LTIP shall be as set forth in the Corporation's 2019 Omnibus Incentive Plan.

3.    Administration.

a.    The LTIP shall be administered by the Board and/or the Compensation Committee as set forth in the Plan. All determinations made by the Board and/or the Compensation Committee with respect to the LTIP shall be final and conclusive.

b.    Participation in this LTIP shall be entirely within the discretion of the Compensation Committee. Nothing herein contained shall be construed to give any employee any right to employment or to participate in this LTIP.

4.    Eligibility. Only employees of the Corporation shall be eligible to participate in the LTIP.

5.     Terms of Participation.

a.    Participation. Any executive officer, officer, or other key employee designated by the Compensation Committee shall be eligible to participate in the LTIP.

b.    Elements. In lieu of participating in other regular equity compensation programs of the Corporation applicable to salaried employees generally, the LTIP provides for Awards including Performance Shares that vest at the end of the third anniversary of the Date of Grant. Each three year period, which shall be deemed to begin on January 1 of a given year and end on December 31 of the third year thereafter, is a "Performance Period." Awards under the LTIP consist of two Awards for the Performance Period as follows:

(i)    Time-Based Restricted Stock - An Award to the Participant of Restricted Stock that vests at the end of the Performance Period provided the Participant is in the employ of the Corporation on such vesting date.

(ii)    Performance Shares - An Award to a Participant of Performance Shares that vest at the end of the Performance Period based on the Corporation achieving predetermined Performance Objectives for the Performance Period and provided the Participant is in the employ of the Corporation on such vesting date.

(iii)    Payment Percentage - Each Participant is assigned a payout as a percentage of base salary ("Payout Percentages"), which Payout Percentages are a percentage of each Participant's annual base salary in effect. Payout Percentages for each Participant are set forth in an Officer Award Notification that is provided to a Participant at the time of an Award. Participants do not necessarily have the same Payout Percentages and Payout Percentages can vary by the level of achievement (i.e., Threshold, Target, and Maximum). The Payout Percentages will be determined by the Compensation Committee toward the beginning of a Performance Period. The number of shares of Restricted Stock granted to a Participant is computed by multiplying the Participant's Payout Percentage at Target by 30% of such Participant's annual base salary and then dividing the result by the average closing price per share of the Common Stock of the Corporation on the twenty (20) trading days preceding the Date of Grant (the "Closing Price"). The number of Performance Shares granted to a Participant is computed by multiplying the Participant's Threshold, Target, or Maximum Payout Percentages, as applicable, by 70% of such Participant's annual base salary and then dividing the result by the Closing Price.

(iv)    Performance Objectives- The predetermined Performance Objectives and the Threshold, Target, and Maximum performance levels that determine payouts will be determined by the Compensation Committee.

6.    Effective Date of Plan, Termination and Amendment. The LTIP shall become effective as of the Effective Date of the 2019 Omnibus Incentive Plan. Unless earlier terminated by the Board, the LTIP shall terminate on the date ten (10) years subsequent to the date of adoption. The Board may terminate the LTIP at any time, or may from time to time amend the LTIP as it deems proper and in the best interest of the Corporation. Any Awards made prior to the Effective Date shall remain in place and be effective upon such Effective Date provided shareholder approval for the 2019 Omnibus Incentive Plan is obtained.

CERTIFICATION

The foregoing Plan was duly adopted by the Board of Directors, and will be effective on the Effective Date.

/s/Scott Ryan _______________
Scott Ryan, Corporate Secretary
Gentex Corporation